SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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PolyMedix, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PolyMedix Q&A on Reverse Stock Split Proposal

What is a reverse stock split?

In a reverse stock split, a Company reduces the number of shares of stock it has outstanding, with the goal of increasing the price of each of the remaining shares. For example, if a company with 100 million shares, trading at a price of $1 per share, does a 1-for-5 reverse stock split, it would then end up with 20 million shares outstanding with the anticipation that each share should then be valued at approximately $5.  Fundamentally the company is worth the same amount, but with the goal of having fewer shares each at a higher price.

Why is PolyMedix seeking stockholder authorization for a reverse stock split?

After careful consideration, our Board has concluded that positioning our common stock for potential listing on a national securities exchange, and in particular NASDAQ, is in the Company’s and our stockholders’ best interests.  We currently meet the NASDAQ listing requirements with the exception of the $4.00 per share initial minimum bid price.  The reverse stock split should have the effect of increasing the market price of our common stock and accelerate our ability to meet NASDAQ listing standards.  We believe that an increased stock price and NASDAQ listing should make our common stock more attractive to a broader range of investors and enhances the trading market and liquidity of our common stock, as many investors, brokers and analysts may be unable to purchase or recommend an investment in over-the-counter securities.

If approved by stockholders, when will the reverse stock split occur?

The reverse stock split could occur anytime up until the 2013 annual meeting at the discretion of our Board.  In making its determination, the Board would consider future clinical results, market conditions and other factors.  Even if our stockholders authorize the reverse stock split, our Board may not do it if it determines it is no longer in the best interests of PolyMedix and our stockholders to proceed. We would provide at least 10 days’ advance notice of the record date of the reverse stock split.

Will all outstanding securities of the Company split at the same ratio?

All outstanding securities of the Company, including  securities that are exercisable for shares of common stock, employee stock options and investor’s warrants, would be subject to the reverse stock split and would be combined or adjusted based on the same reverse stock split ratio.     Generally, the effect of a reverse stock split would result in a holder of stock options or warrants having to pay the same amount to exercise, and receiving the same financial value, as would have been the case before a reverse split. The reverse stock split would not affect any stockholder’s percentage ownership interest or proportionate voting power (subject to the rounding of fractional share interests up to the next whole share).

Will the reverse stock split reduce the Company’s authorized capital stock?

The reverse stock split would have no effect on the Company’s authorized capital stock, and the total number of authorized shares will remain the same as before a reverse split.  This will have the effect of increasing the number of available and unissued shares of common stock, which the Board feels it is important to provide PolyMedix with flexibility and as many alternatives as possible to continue funding the development of our drug programs, including potentially preserving the ability to market certain products on our own.

PolyMedix Q&A on Reverse Stock Split Proposal

What vote is required to approve the reverse stock split proposal?

The affirmative vote of a majority of the outstanding shares of common stock is required to approve the reverse stock split proposal.

Would a reverse stock split have any fundamental impact on PolyMedix’s business?

While the reverse stock split would not have any impact on our day-to-day business, we believe a reverse stock split would have a positive fundamental impact on PolyMedix’s common stock and trading market business because it is expected to facilitate our listing the stock on a national securities exchange, specifically, NASDAQ.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

Our directors, officers and employees are soliciting proxies by mail, Internet, telephone and facsimile and may solicit proxies in person. In our definitive proxy statement, we indicated that we may engage a third party proxy solicitor to assist in soliciting proxies and we have since engaged Morrow & Co., LLC of Stamford, Connecticut.  We will pay the costs of soliciting proxies, including a fee of approximately $10,000 to Morrow & Co., LLC for its services.  We will also reimburse Morrow & Co., LLC for its reasonable out-of-pocket expenses, and will reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

Where can I find additional information?

We have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC).  The proxy statement was first mailed or delivered to our stockholders on or about March 26, 2012.  STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION.  Stockholders may obtain a free copy of the proxy statement and other proxy materials (as available) and any other documents that we may filed with the SEC by in connection with our 2012 annual meeting through the SEC’s web site at www.sec.gov, at http://www.polymedix.com/proxy.php, or by directing a request to our Corporate Secretary, PolyMedix, Inc., 170 North Radnor-Chester Rd., Suite 300, Radnor, Pennsylvania  19087.

PolyMedix, its executive officers and directors may be deemed to be participants in a solicitation of proxies for the Company’s 2012 Annual Meeting of Stockholders.  Information regarding these participants and their interests is contained in the Company’s definitive proxy statement filed with the SEC on March 26, 2012.